                               AMENDMENT No. 1
                                    to the
                  AMENDED AND RESTATED DECLARATION OF TRUST
                                      of
                        OPPENHEIMER SPECIAL VALUE FUND

      This  Amendment  Number 1 is made as of July 16, 2002 to the Amended and
Restated   Declaration  of  Trust  of  Oppenheimer  Special  Value  Fund  (the
"Trust"),  dated as of August 15, 2001, by and among the individual  executing this Amendment below on behalf of the Trustees of the Trust.

      WHEREAS,  the Trustees  established  Oppenheimer Special Value Fund (the
"Trust"),  as a trust fund under the laws of the Commonwealth of Massachusetts for the  investment  and  reinvestment  of funds  contributed  thereto under a
Declaration of Trust dated  December 22, 2000, as amended and restated  August
15, 2001;

      WHEREAS,  the Trustees,  acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's  Amended and  Restated  Declaration  of Trust dated  August 15,
2001,  desire to change the registered agent of the Trust as established under the Amended and Restated Declaration of Trust dated August 15, 2001;

      NOW,  THEREFORE,  the Trust's Amended and Restated  Declaration of Trust
is amended as follows:

      Article  First  of the  Trust's  Declaration  of  Trust  is  amended  by changing the registrant agent as follows:

           The  Registered  Agent for Service  for  Process is CT  Corporation
      System, 101 Federal Street, Boston, MA 02110.

Acting  pursuant to Section 12 of ARTICLE NINTH,  the  undersigned  signs this amendment by and on behalf of the Trust.

                                             Oppenheimer Special Value Fund

                                             Kathleen T. Ives,
                                             Assistant Secretary

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